Exhibit 99.1

Brainstorm Awarded $16 Million Non-Dilutive Grant from CIRM in Support of Phase 3 Clinical Trial of NurOwn® in ALS

HACKENSACK, N.J., and PETACH TIKVA, Israel., July 21, 2017 /PRNewswire/ -- Brainstorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that the California Institute for Regenerative Medicine (CIRM) has awarded Brainstorm a grant of $16 million to support the pivotal Phase 3 study of NurOwn®, for the treatment of amyotrophic lateral sclerosis (ALS).

The grant from CIRM is a significant endorsement of the potential for Brainstorm’s novel approach to treat ALS using adult stem cells. CIRM is the World’s Largest Institution Dedicated to Cell Therapies.

"We are honored to be awarded this CIRM grant, and appreciate the support of CIRM in the development of NurOwn," said Chaim Lebovits, President and CEO of Brainstorm. "This substantial award provides further support for our technology and clinical program, and recognizes the importance of developing effective treatments for patients afflicted with ALS.”

Dr. Maria Millan, interim President and CEO of CIRM commented, “ALS is a devastating disease with an average life expectancy of less than five years and individuals afflicted with this condition suffer an extreme loss in quality of life. They lose the ability to walk, dress themselves, speak, swallow and breathe. CIRM is partnering with Brainstorm to follow up on the Company’s promising phase 2 trial in patients with ALS. CIRM’s mission is to accelerate stem cell treatments to patients with unmet medical needs and, in keeping with this mission, our objective is to find a treatment for patients ravaged by this neurologic condition for which there is currently no cure.”

Brainstorm is in the advanced stages of planning a Phase 3 clinical trial investigating NurOwn in ALS.  The trial is expected to enroll approximately 200 patients and will be conducted at 6 top ALS clinical sites in the U.S. The primary outcome measure will be the ALSFR-S score responder analysis. The patient population will be optimized to include faster-progressing patients who demonstrated superior outcomes in the NurOwn Phase 2 ALS trial.

About the California Institute for Regenerative Medicine (CIRM)

CIRM’s mission is to accelerate stem cell treatments to patients with unmet needs. With $3 billion in funding and approximately 300 active stem cell programs in its portfolio, CIRM is the world’s largest institution dedicated to helping people by bringing the future of cellular medicine closer to reality. To meet this challenge, CIRM has a team of highly trained and experienced professionals focused on actively partnering with both academia and industry in a hands-on, entrepreneurial environment to fast track the development of today’s most promising stem cell technologies. For more information, go to www.cirm.ca.gov.

Safe-Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause Brainstorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with Brainstorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in Brainstorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on Brainstorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

About Brainstorm Cell Therapeutics Inc.

Brainstorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. NurOwn has been administered to approximately 75 patients with ALS in clinical trials conducted in the United States and Israel.  In a randomized, double-blind, placebo-controlled clinical trial conducted in the U.S., a clinically meaningful benefit was demonstrated by higher response to NurOwn compared with placebo.  For more information, visit the company's website at www.brainstorm-cell.com.

Contacts

Media:

Uri Yablonka
Chief Business Officer
Brainstorm Cell Therapeutics Inc.
Phone: 646-666-3188
uri@brainstorm-cell.com

Investors:
Michael Rice
LifeSci Advisors, LLC
Phone: 646-597-6979
mrice@lifesciadvisors.com